SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act

May 1, 2014

Date of Report (Date of Earliest Event Reported)

Rainbow International, Corp.

(Exact name of registrant as specified in its charter)

Nevada	333-175337
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

17422 E. Progress Drive, Suite 107
Centennial, CO 80015
(Address of principal executive offices)

720-432-0214

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01

Changes in Control of Registrant

On May 1, 2014, Aslan Ozer and Lucia Ozer agreed to retire the 192,000,000 common shares representing 100% of the common shares they hold in the registrant.  After the retirement, there will be 81,475,200 common shares issued and outstanding in the registrant.

On May 1, 2014, Donald Perks, the former officer and director of the registrant and the majority shareholder sold 57,475,200 common shares representing 100% of the common shares he holds in the registrant.  Donald Corn utilized personal funds to purchase the common shares for $25,000.  After the retirement of the 192,000,000 common shares, Mr. Corn will hold 70.54% of the issued and outstanding common shares of the registrant resulting in a change of control in the registrant.

There are no arrangements or understandings between Mr. Corn and any other persons pursuant to which Mr. Corn was appointed as an officer and director of the registrant.  Mr. Corn does not have a direct or indirect material interest in any currently proposed transaction in which the registrant is to be a participant and the amount involved exceeds $120,000.

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 1, 2014, Donald Perks, sole officer and director of the registrant, resigned in conjunction with the change of control of the registrant.

On May 1, 2014, Donald Corn was appointed the sole officer and director of the registrant.  Mr. Corn has an extensive business marketing background and has been involved in developing leading edge product offerings in several industries, including the first BioTech Online database for medical researchers; the HUD HomeSource for real estate, and targeted mobile platform applications.  Since then, Mr. Corn has worked as a private investor.  Mr. Corn graduated from USMA in 1971.   From 1971 to 1976, Mr. Corn had a distinguished career as an Officer in the Armed Forces, where he managed the largest supply and maintenance facility in the US Army; later engaged a second career as an IBM computer sales and marketing professional.   Mr. Corn grew up in a large farming operation in Kansas and the Company believes he has a sufficient background to implement both hemp farming operations along the Front Range of Colorado, as well as a production/distribution and nationwide market organization to capitalize on these new growth industry.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Rainbow International, Corp.

By:  /s/ Donald R. Corn

        Donald R. Corn

        Chief Executive Officer

Dated:  May 5, 2014